Exhibit 99.1

Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF

REDEMPTION OF OUTSTANDING 3.00% CONVERTIBLE NOTES

Boston, Massachusetts – August 27, 2009 – American Tower Corporation (NYSE: AMT) announced today that it has completed its previously announced redemption of the remaining $162.2 million principal amount of its 3.00% convertible notes due August 15, 2012. In accordance with the conversion provisions of the notes and the indenture for the notes, holders of the notes had the right at any time until and including, but not after the close of business on August 26, 2009, to convert their notes into shares of the Company’s Class A common stock at a conversion rate of 48.7805 shares per $1,000 principal amount of notes. Holders of approximately $162.1 million of the notes converted their notes into an aggregate of 7,908,316 shares of the Company’s Class A common stock prior to redemption. In accordance with the redemption provisions of the notes and the indenture for the notes, approximately $0.1 million of the remaining notes were redeemed at a price equal to 101.125% of the principal amount, plus accrued and unpaid interest on the notes up to, but excluding, August 27, 2009. The Company financed the redemption through available cash on hand. Upon completion of this redemption, none of the 3.00% notes remained outstanding.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates approximately 26,000 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

# # #